Exhibit 2
FOR IMMEDIATE RELEASE
June 8, 2006
Contact Information:
Nissin Co., Ltd.
Hitoshi Higaki
Senior Managing Director
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Announcement of an Organizational Change
Nissin Co., Ltd. (the “Company”) hereby announces that on June 8, 2006, its Board of Directors adopted a resolution to implement the organizational change described below, effective June 12, 2006.
The Company will divide the existing “Real Estate Finance Department” into two new departments, the “Real Estate Finance First Department” and the “Real Estate Finance Second Department”, in order to promote the efficiency of loan business operations and to accelerate the examination processes for new Real Estate Finance applications, to accommodate the expansion of our real estate finance business.

Organizational Chart                                                                                                                  As of June 12, 2006.

Internal Audit Dept.
Internal Control Dept.
Inter-Company Dept.
Real Estate Business Control Dept.
Osaka Branch Office
Board of Statutory Auditors
Statutory Auditors
System Planning Dept.
Investor Relations Dept.
Public Relations Dept.
Board of Directors
Operations Control Div.
Controller's Dept.
Finance Dept.
Chairman of the Board
General Affairs Dept.
Human Resources Dept.
Tie-up Loan Dept.
President
Real Estate Finance 1st Dept.
Real Estate Finance 2nd Dept.
Central Office Sales Dept.
Osaka Sales Dept.
Kyushu Sales Dept.
Sales & Marketing Control Div.
Sales Dept.
Sales Support Dept.
Education & Training Dept.
Business Development Dept.
Western Japan Investigation Dept.
Eastern Japan Investigation Dept.
Credit Screening Dept.